Mail Stop 3720


      							February 15, 2006

Via U.S. Mail and Fax (256-382-3935)
Mr. Richard E. Fish, Jr.
Chief Financial Officer
ITC^DeltaCom, Inc.
1791 O.G. Skinner Drive
West Point, GA 31833

Re: 	ITC^DeltaCom, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005

Forms 10-Q for Fiscal Quarters Ended March 31, 2005, June 30,
2005,
and September 30, 2005
		File No. 0-23253

Dear Mr. Fish:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director







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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549